UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2021

Par Pacific Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Town & Country Lane , Suite 1500
Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(281) 899-4800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of each exchange of which registered
Common stock, $0.01 par value	PARR	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

On March 15, 2021, Par Pacific Holdings, Inc. (the “Company”) issued a news release announcing a public offering of its common stock. A copy of the news release is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

The information in this Item 7.01 (including the exhibits) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act.

Item 8.01	Other Events.

In connection with the public offering, the Company is providing the following updates.

Sale-Leaseback Transaction

As previously disclosed, Par Hawaii, LLC and Par Property LLC (collectively, the “Sellers”), and MDC Coast HI 1, LLC, (the “Buyer”) consummated a sale-leaseback transaction (the “Sale-Leaseback Transaction”), pursuant to which the Sellers agreed to sell to the Buyer a total of 22 retail convenience store/fuel station properties located in Hawaii (the “Sale-Leaseback Properties”) for an aggregate cash purchase price of $116.1 million.

On February 23, 2021, the Sellers and the Buyer closed the Sale-Leaseback Transaction with respect to 21 of the 22 contemplated Sale-Leaseback Properties for an aggregate cash purchase price of approximately $109.4 million. On March 12, 2021, the Sellers and the Buyer closed the Sale-Lease Back Transaction with respect to the remaining property for the remaining aggregate cash purchase price of approximately $6.7 million. The Company used the net cash proceeds to pay off the Mid Pac Term Loan, in addition to other term loans previously disclosed. The Company expects to use the remainder of the net cash proceeds for general corporate purposes.

Risk Factor Update

The Company is also supplementing the risk factors set out under “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Form 10-K”) with an additional risk factor set out below. The risk factor below should be read in conjunction with the risk factors set out in the 2020 Form 10-K.

Conversion of the Company’s 5.00% Convertible Senior Notes due 2021 will dilute the ownership interest of existing stockholders, or may otherwise depress the price of the Company’s common stock.

The Company’s approximately $48.7 million outstanding principal amount of 5.00% Convertible Senior Notes due 2021 (the “Convertible Notes”) will mature on June 15, 2021. Pursuant to the indenture governing the Convertible Notes, on March 10, 2021 the Company gave notice of its election to settle all conversions of the Convertible Notes by the delivery of shares of the Company’s common stock for all such conversions occurring on or after March 15, 2021.

The conversion of some or all of the Convertible Notes will dilute the ownership interests of existing stockholders to the extent the Company delivers shares of its common stock upon any such conversion. Any sales in the public market of the Company’s common stock issuable upon such conversion, or the anticipated conversion of the Convertible Notes into shares of the Company’s common stock, could adversely affect prevailing market prices of its common stock. In addition, the existence of the Convertible Notes may encourage short selling by market participants because the conversion of the Convertible Notes could be used to satisfy short positions, which could depress the price of the Company’s common stock.

Potential Sponsorship of Blank Check Company

The Company is considering the sponsorship and formation of a blank check company, which would be focused on identifying an acquisition target business involved in the North American energy value chain, specifically with a focus on sustainability and energy transition themes. To the extent that the Company pursues this opportunity, the Company anticipates that all of the founder shares or private placement warrants that are typically granted in transactions of this type would be owned by the Company.

Nothing in this Current Report on Form 8-K shall constitute an offer for the Company’s common stock or any other securities in the Company or any securities in the potential blank check company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated March 15, 2021

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2021

PAR PACIFIC HOLDINGS, INC.

By:	/s/ J. Matthew Vaughn
Name:	J. Matthew Vaughn
Title:	Chief Administrative Officer and General Counsel